Exhibit 3.1

ARTICLES OF AMENDMENT

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LABOR READY, INC.

Pursuant to the provisions of RCW 23B.10.060, the undersigned corporation adopts the following articles of amendment to its Amended and Restated Articles of Incorporation to be effective as of 12:01 A.M., December 18, 2007:

1.               The name of the Corporation is Labor Ready, Inc.

2.               Article 1 of the Amended and Restated Articles of Incorporation of the Corporation is amended in its entirety to read as follows:

ARTICLE 1.  NAME

The name of the Corporation is TrueBlue, Inc.

3.               The date of adoption of this amendment by the directors of the Corporation was October 2, 2007.  As provided by RCW 23B.10.020(5), this amendment does not require shareholder action.

The foregoing is executed under penalty of perjury by the undersigned, who is authorized to do so on behalf of the Corporation.

DATED this 26th day of November, 2007.

LABOR READY, INC.

By:	/s/James E. Defebaugh
James E. Defebaugh
Secretary